Exhibit 99.1

CUMULUS MEDIA INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For purposes of the information set forth hereinbelow, unless the context requires otherwise, or as specifically described below:

•	the term “CMP” refers to Cumulus Media Partners, LLC and its consolidated subsidiaries;

•

the term “CMP Acquisition” refers to the acquisition by Cumulus Media Inc. (“Cumulus” or “we” or “our”), completed on August 1, 2011, of the 75.0% of the equity interests of CMP that we did not already own;

•	the term “Citadel” refers to Citadel Broadcasting Corporation and its consolidated subsidiaries;

•

the term “Citadel Acquisition” refers to our acquisition, completed on September 16, 2011, of Citadel for an aggregate purchase price of approximately $2.3 billion, consisting of approximately $1.4 billion in cash, the issuance of 23.6 million shares of our Class A common stock, including 0.9 million restricted shares, warrants to purchase 47.6 million shares of Class A common stock, 2.4 million warrants held in reserve for potential future issuance related to the pending final settlement of certain outstanding unsecured claims arising from Citadel’s emergence from bankruptcy, and the repayment of the outstanding debt of Citadel;

•	the term “Acquisitions” refers, together, to the CMP Acquisition and the Citadel Acquisition; and

•

the term “Global Refinancing” collectively refers to (i) the global refinancing, completed on September 16, 2011 in connection with the closing of the Citadel Acquisition, pursuant to which we repaid approximately $1.4 billion in outstanding senior or subordinated indebtedness and other obligations of (a) Cumulus, (b) certain of our other wholly-owned subsidiaries, and (c) Citadel, and (ii) Cumulus’ offering and sale, in May 2011, of $610.0 million of its 7.75% Senior Notes due 2019 (the “2019 Notes Offering”) and the use of the proceeds therefrom to prepay the term loan outstanding under our existing senior secured credit facilities. The Global Refinancing, and the cash portion of the purchase price paid in the Citadel Acquisition, was funded with (i) $1.325 billion in borrowings under a new first lien term loan, $200.0 million in borrowings under a new first lien revolving credit facility and $790.0 million in borrowings under a new second lien term loan and (ii) $475.0 million in proceeds from an equity investment in shares of our common stock, preferred stock, and warrants to purchase common stock in a private placement transaction that was completed on September 16, 2011.

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011 is based upon, and combines, the historical consolidated statements of operations of Cumulus, CMP and Citadel, to give effect to the CMP Acquisition, the Citadel Acquisition and the Global Refinancing as if such transactions had occurred on January 1, 2010. Each of the CMP Acquisition and the Citadel Acquisition, and the related Global Refinancing, is reflected in Cumulus’ consolidated balance sheet as of December 31, 2011, which is included in Cumulus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2012. Accordingly, a pro forma presentation of the consolidated balance sheet is not necessary.

Each of the CMP Acquisition and the Citadel Acquisition was accounted for as a business combination under the acquisition method and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at fair value. A preliminary purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain fixed assets, intangible assets and residual goodwill.

The unaudited pro forma condensed consolidated statement of operations is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what Cumulus’ results of operations would have been had the transactions described above actually occurred on or as of the date indicated. The unaudited pro forma condensed consolidated statement of operations also should not be considered representative of Cumulus’ future results of operations. In addition to the pro forma adjustments to Cumulus’ historical consolidated statements of operations, various other factors could have an effect on Cumulus’ results of operations in periods following the closing of the CMP Acquisition, the Citadel Acquisition and the related refinancing transactions.

You should read the following unaudited pro forma condensed consolidated statements of operations in conjunction with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Cumulus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which has previously been filed with the SEC. You should also read this information in conjunction with Cumulus’ consolidated financial statements and related notes, which also have previously been filed with the SEC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended December 31, 2011

	Cumulus Media Historical	CMP Historical (A)	Citadel Historical	Pro Forma Adjustments		Pro Forma
	January 1, 2011 through December 31, 2011	January 1, 2011 through July 31, 2011	January 1, 2011 through September 15, 2011
	(Dollars in thousands)
Broadcast revenues	$546,752	$98,231	$496,072	$—		$1,141,055
Management fees	2,792	—	—	(2,333)	(B)	459

Net revenues	549,544	98,231	496,072	(2,333)		1,141,514
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	333,471	55,269	328,202	—		716,942
Depreciation and amortization	52,443	4,785	65,337	7,719	(C)	130,284
LMA fees	2,525	—	—	—		2,525
Acquisition costs	54,028	1,776	28,381	(84,185)	(D)	—
Corporate, general and administrative expenses (including non-cash stock-based compensation expense)	36,733	3,659	69,211	(22,302)	(B,E)	87,301
(Gain) loss on exchange of assets or stations	(15,278)	4	797	—		(14,477)
Realized loss on derivative instrument	3,368	—	—	—		3,368

Total operating expenses	467,290	65,493	491,928	(98,768)		925,943

Operating income	82,254	32,738	4,144	96,435		215,571

Non-operating income (expense):
Interest expense, net	(86,989)	(9,119)	(34,426)	(74,383)	(F)	(204,917)
Loss on early extinguishment of debt	(4,366)	—	—	—		(4,366)
Gain on equity investment in CMP	11,636	—	—	(11,636)	(G)	—
Other income (expense), net	31	—	(1,048)	—		(1,017)

Total non-operating expense, net	(79,688)	(9,119)	(35,474)	(86,019)		(210,300)

Income (loss) before income taxes	2,566	23,619	(31,330)	10,416		5,271
Income tax benefit (expense)	61,294	(9,308)	(1,121)	(81,557)	(H)	(30,692)

Net income (loss)	$63,860	$14,311	$(32,451)	$(71,141)		$(25,421)

Pro Forma adjustments

A. Adjustments to reflect the KC LLC Restructuring. On February 4, 2011, CMP, CMP Susquehanna Holdings Corp., a wholly owned subsidiary of CMP (“Holdings”), and CMP KC LLC, a wholly owned subsidiary of Holdings (“KC LLC”), entered into a restructuring support agreement (the “KC LLC Restructuring Agreement”) with the lenders under the KC LLC Credit Facilities regarding the restructuring of KC LLC’s debt (the “KC LLC Restructuring”). As part of the KC LLC Restructuring, KC LLC was renamed AR Broadcasting. The KC LLC Restructuring was completed in February 2012. As a result of the completion of the KC LLC Restructuring, CMP no longer has an ownership interest in KC LLC. Because CMP does not have a continuing ownership interest in KC LLC, adjustments were made to exclude KC LLC’s results of operations for the year ended December 31, 2011 from CMP’s historical results of operations in the accompanying unaudited pro forma condensed consolidated statement of operations and these related footnotes. These amounts are summarized below (dollars in thousands):

For the year ended December 31, 2011
Net revenues	$4,345
Direct operating expenses	3,390
Depreciation and amortization	1,112
Corporate, general and administrative expenses	1,191
Interest expense, net	(3,575)
Income tax benefit (expense)	(36)

B. Adjustment to reflect the termination of the CMP Management Agreement. Prior to the completion of the CMP Acquisition, Cumulus managed CMP’s business pursuant to a management agreement (the “CMP Management Agreement”). Under the terms of the CMP Management Agreement, CMP was required to pay to Cumulus the greater of $4.0 million or 4% of the adjusted EBITDA on an annual basis of certain of CMP’s subsidiaries. Such amounts have been eliminated from net revenues and corporate general and administrative expenses in the accompanying unaudited pro forma condensed consolidated statement of operations. For the year ended December 31, 2011, $2.3 million was eliminated as follows:

(dollars in thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations adjustment:
Elimination of 2011 management fee income and expense:
Pro forma adjustment to line item, “Management fees”	$2,333
Pro forma adjustment to line item, “Corporate, general and administrative expenses (including non-cash stock-based compensation expense)”	$2,333

C. Adjustments to increase pro forma depreciation and amortization expense to reflect the impact of the increase in the estimated fair value of tangible assets and amortizable intangible assets due to the application of the acquisition method of accounting. Pro forma depreciation and amortization expense has been adjusted to reflect the effects of the preliminary valuations of property and equipment and definite-lived intangible assets resulting from the application of the acquisition method of accounting to each of the CMP Acquisition and the Citadel Acquisition.

The following tables summarize the adjustments described above:

(dollars in thousands)	Estimated fair value	Estimated useful life	Year ended December 31, 2011

Citadel

Intangible assets:
Broadcast advertising relationships	$235,800	6 years	$54,073
Affiliate relationships	40,700	5 years	8,140
Network advertising relationships	18,300	5 years	3,660
Other contracts and agreements	38,680	2 to 4 years	13,658

	333,480		79,531
Property and Equipment:
Land, land improvements and construction in progress	81,872	n/a	—
Depreciable fixed assets	134,328	3 to 20 years	19,404

	216,200		19,404

Subtotal	$549,680		$98,935

CMP

Intangible assets:
Broadcast advertising relationships	$94,422	6 years	$20,768

Property and Equipment:
Land and land improvements	11,204	n/a	—
Depreciable fixed assets	17,888	3 to 20 years	2,718

	29,092		2,718

Subtotal	$123,514		$23,486

Cumulus

Depreciable fixed assets		3 to 20 years	7,863

Pro forma depreciation and amortization expense			$130,284	(a)

(a)	Represents depreciation and amortization expense on a pro forma basis for the period presented, which is equal to the historical depreciation and amortization expense for Cumulus, CMP and Citadel for the period presented, plus the additional depreciation and amortization expense pro forma adjustment as set forth below:

	For the year ended December 31, 2011
Pro forma depreciation and amortization expense	$130,284	(a)

Historical Cumulus depreciation and amortization expense	52,443
Historical CMP depreciation and amortization expense	4,785
Historical Citadel depreciation and amortization expense	65,337

Less: Combined historical Cumulus, CMP and Citadel depreciation and amortization expense	122,565

Pro forma depreciation and amortization expense adjustment	$7,719

D. Adjustments to eliminate acquisition-related costs. This adjustment reflects the elimination of non-recurring transaction-related costs incurred by each of Cumulus, CMP and Citadel during the year ended December 31, 2011. Included in, and eliminated from, Citadel’s historical amounts were acquisition-related costs incurred prior to September 16, 2011 in the aggregate amount of $28.4 million. Acquisition-related costs of $55.8 million incurred by Cumulus Media and CMP during the year were also eliminated.

E. Adjustments to eliminate acquisition-related non-cash stock-based compensation expenses. This adjustment reflects the elimination of non-cash stock-based compensation expenses of $20.0 million incurred by Citadel during the year ended December 31, 2011 due to the acceleration of vesting of certain outstanding equity awards resulting from the completion of the Citadel Acquisition.

The following table summarizes the adjustments to corporate, general and administrative expenses (including non-cash stock-based compensation expense):

To reconcile corporate, general and adminstrative expenses (including non-cash stock-based compensation expense) with the unaudited pro forma condensed consolidated statement of operations included herein (dollars in thousands):

Unaudited Pro Forma Condensed Consolidated Information
Elimination of 2011 management fee expense (see note B)	$(2,333)
Elimination of acquisition-related non-cash stock-based compensation expenses	(19,969)

Pro Forma adjustment	$(22,302)

F. Adjustments to recognize interest expense incurred pursuant to the Global Refinancing. Pursuant to the Global Refinancing, all outstanding indebtedness of each of Cumulus and Citadel was refinanced. This adjustment reflects the increased interest expense assuming the Global Refinancing was completed effective as of January 1, 2010. As part of the Global Refinancing, in May 2011, Cumulus issued $610.0 million aggregate principal amount of 7.75% senior notes due 2019, the proceeds of which were used to, among other things, repay amounts outstanding under Cumulus’ then-existing term loan facility. Also, as part of the Global Refinancing and in connection with the completion of the Citadel Acquisition, on September 16, 2011, the Company obtained financing, which was used in part for the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel. As a result, interest expense on a pro forma basis increased to $204.9 million, inclusive of amortization of deferred financing costs.

The following table summarizes the adjusted interest expense:

(dollars in thousands)	Principal		Pro forma interest rate		For the year ended December 31, 2011
Unaudited Pro forma condensed consolidated statement of operations adjustments:
Pro forma interest expense:
7.75% Senior Notes	$610,000	(a)	7.75	% (b)	$47,275
First Lien Term Loan	1,325,000	(a)	5.75	% (b)	75,267
Second Lien Term Loan	790,000	(a)	7.50	% (b)	59,250
Revolving credit facility	200,000	(a)	5.50	% (b)	11,000
Amortization of deferred financing fees	n/a		n/a		12,125

Pro Forma interest expense					$204,917	(c)

(a)	Balance outstanding as of the Global Refinancing date.
(b)	Actual interest rate as of December 31, 2011.
(c)	Interest expense is equal to the historical interest expense for Cumulus Media, CMP and Citadel for the period presented, plus the additional interest expense pro forma adjustment as set forth below:

For the year ended December 31, 2011
Pro Forma interest expense	$204,917

Historical Cumulus interest expense	86,989
Historical CMP interest expense	9,119
Historical Citadel interest expense	34,426

Less: Combined historical Cumulus, CMP and Citadel interest expense	130,534

Pro forma interest expense adjustment	$74,383

G. Adjustment to eliminate the gain on equity investment. Cumulus recognized a gain of $11.6 million, representing the adjustment to fair value of its previously held 25.0% equity interest in CMP at the time of the CMP Acquisition, and this amount has been eliminated from the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011.

H. Adjustments to reflect income tax impacts on pro forma adjustments. Adjustment to reflect the income tax impacts resulting from the pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations based on an estimated combined federal and state statutory tax rate of 38.0% are set forth below.

For the year ended December 31, 2011

(dollars in thousands)
Pro Forma Income Tax Benefit (Expense):
Pro forma depreciation and amortization expense adjustment (see note C)	$7,719
Pro forma acquisition costs adjustment (see note D)	(84,185)
Pro forma non-cash stock-based compensation expense adjustment (see note E)	(19,969)
Pro forma interest expense adjustment (see note F)	74,383
Pro forma gain on equity investment in CMP adjustment (see note G)	11,636

(10,416)
Estimated combined federal and state statutory income tax rate	38%

3,957
Reversal of the valuation allowance	77,600 (a)

Pro forma adjustment to line item, “Income tax benefit (expense)”	$81,557

(a)	Represents an adjustment to income tax expense in the amount of $77.6 million to reverse the effect of releasing the valuation allowance against the Company’s deferred tax assets at the time of the Citadel Acquisition.